Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation

We consent to the use of our reports dated November 25, 2019, with respect to the consolidated balance sheets of MTS Systems Corporation and subsidiaries as of September 28, 2019 and September 29, 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended September 28, 2019, and the related notes and financial statement schedule; and the effectiveness of internal control over financial reporting as September 28, 2019 which appear in the September 28, 2019 annual report on Form 10-K of MTS Systems Corporation.

Our report dated November 25, 2019 on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue recognition due to the adoption of FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Our report dated November 25, 2019 on the effectiveness of internal control over financial reporting as of September 28, 2019 contains an explanatory paragraph that states the Company excluded E2M and Endevco from its assessment of internal control over financial reporting as of September 28, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of E2M and Endevco.

/s/ KPMG LLP

Minneapolis, Minnesota
March 17, 2020